Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 4th day of June, 2012 but shall be effective as of March 22, 2012 (the “Start Date”), by and between MEL INTERIANO (the “Executive”) and SUNOVIA ENERGY TECHNOLOGIES, INC., a corporation currently headquartered in Sarasota, Florida (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and its Affiliated Entities, as defined in Section 1 below, are engaged in the business of, among other things, developing, designing and integrating environmentally responsible, energy efficient lighting systems based on light emitting diode (LED) technologies; and marketing and selling LED lighting fixtures (the “Business”); and

WHEREAS, the Company has employed Executive as its chief executive officer, and Executive has accepted such employment with the Company, all upon the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the foregoing, Executive’s employment by the Company as provided herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Employment.
A.
The Company employs Executive, and Executive accepts employment with the Company, as the Company’s Chief Executive Officer, all upon the terms and conditions set forth in this Agreement. Executive shall report to the Board of Directors of the Company (the “Board”). Executive has been elected to the Board and will serve on the Board during the term of his employment with the Company. The Company and Executive acknowledge and agree that the Board may, from time to time and at any time, assign Executive to perform services and duties of an executive or financial nature reasonably consistent with his duties and authority hereunder for other entities owned by, the Company (all of such entities being collectively referred to herein as the “Affiliated Entities,” and the Company and the Affiliated Entities being collectively referred to herein as the “Companies”). As more fully set forth below, Executive shall (1) devote his entire working time, attention, and energy, using his best efforts, to perform his duties and provide his services under this Agreement; (2) faithfully and competently serve and further the interests of the Companies in every lawful way, giving honest, diligent, loyal, and cooperative service to the Companies; (3) discharge all such duties and perform all such services as aforesaid in a timely manner; and (4) comply with all lawful policies which from time to time may be in effect at the Companies or that the Companies adopt.

B.	Without limiting the generality of the foregoing, the parties contemplate that the Executive’s duties and responsibilities will include the following:
1) Managing the day-to-day activities of the Companies and operations management.
2) Developing sales channels
3) Limit expenses working on implementing internal systems and controls to make the supply chain of the Companies more effective and efficient.
4) Building a plan with a budget to give direction to efforts of the Companies anddetermine capital, systems and organizational needs, while at the same time constantlyworking to obtain capital as needed at the lowest cost of capital possible.
5) Working with officers of the Companies to determine an appropriate IP strategy.

C. Except for business travel by the Executive that may from time to time be necessary or advisable on behalf of the Companies, the Executive will provide his services at the Company’s principal office, currently located in Sarasota, Florida.

2. Conflicts of Interest. Executive represents, warrants and agrees that he is not presently engaged in, nor shall he during the term of his employment with the Company enter into, any employment, consulting or agency relationship or agreement with any third party whose interests would be reasonably expected to conflict with those of any of the Companies. Executive further represents, warrants and agrees that he does not presently, nor shall he, during the term of his employment with the Company, possess any significant interest, directly or indirectly, including through Executive’s family or through businesses, organizations, trusts, or other entities owned or controlled by Executive, in any third party whose interests would be reasonably expected to conflict with those of any of the Companies. Executive will not engage in any other employment, consulting, or other business activity without the prior written consent of the Board, but Executive may, with written notice to the Board, serve on the boards of directors of, or in an advisory capacity to charitable organizations and not-for-profit corporations, and may pursue passive investments, provided that such activities do not unreasonably interfere with Executive’s duties and responsibilities to the Company or create an actual or apparent conflict of interest with the Company. Without limiting the generality of the foregoing, Executive also represents, warrants, and agrees that:

(A) he is not subject to any agreement, including any confidentiality, non-competition or non-solicitation agreement, invention assignment agreement, or other restrictive agreement or covenant, whether oral or written, that would in any way restrict or prohibit his ability to enter into and execute this Agreement, perform his duties and responsibilities and provide his services under this Agreement, or abide by policies of the Companies;

(B) he has respected and at all times in the future will continue to respect the rights of his previous employers in trade secret and confidential information;

(C) he has left with his previous employers all documents, computer software programs, computer disks, client lists, CD’s, DVD’s, USB devices, and any other materials that are proprietary to his previous employers, has not taken copies of any such materials, and will not remove or cause to be removed any such materials or copies of any such materials from his previous employers;

(D) prior to leaving the employ of his most recent previous employer, the Executive did not advise any person who is doing business with his most recent previous employer of his decision to leave the employ of such employer or to become employed by the Company;

(E) the information Executive supplied to the Company in connection with Executive’s application for employment with the Company is true, correct, and complete; and

(F) without in any way limiting the Executive’s duty of loyalty to the Company, so long as the Executive remains employed by the Company, any and all business opportunities in the Business from whatever source that the Executive may receive or otherwise become aware of through any means shall belong to the Company, and unless the Company specifically, after full disclosure by the Executive of each and any such opportunity, waives its right in writing, the Company shall have the sole right to act upon any of such business opportunities as the Company deems advisable.

3. Compensation. Subject to the terms and conditions of this Agreement, as compensation for Executive’s services performed pursuant to this Agreement, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, the following compensation during the term of Executive’s employment with the Company:

(A)
Base Salary. A base salary of Three Hundred Thousand and 00/100 Dollars per year ($300,000.00) (the “Base Salary”), such Base Salary to be payable in periodic equal installments in accordance with the normal payroll practices of the Company, but in no event less often than monthly. The Executive’s Base Salary will be subject to modification during the Executive’s employment in accordance with the Company’s practices, policies, and procedures but will not be reduced without Executive’s mutual agreement. In addition, Executive shall be entitled to a monthly stipend of Two Thousand and 00/100 Dollars ($2,000.00), which shall be paid with the last payroll of each month during which this Agreement is in effect, which amount is intended to compensate Executive for and health care premiums for existing health care coverage for Executive and his family.

(B)
Performance Bonus. The Executive will be eligible to earn (A) an annual target bonus of up to one hundred percent (100%) of his Base Salary measured as of the end of the preceding fiscal year, payable in cash when other Company executives are paid their bonuses. Bonus plan objectives shall be determined by the Board and the Executive within thirty (30) days of the Start Date and then established annually thereafter. Any bonus for fiscal 2012 will be prorated for the partial year.

(C)
Common Stock Purchase Warrant. The Company will issue to the Executive a common stock purchase warrant(the “Warrant”) to purchase twenty five million (25,000,000) shares (the “Warrant Shares”) of the Company’s common stock. The exercise price for the Warrant will be $0.0179.  The Warrant shall vest in four equal installments on a yearly basis with the intended 6,250,000 Warrant Shares vesting one year from the Start Date hereof then continuing thereafter at the same rate.

(D)
Additional Bonus Compensation. The Company reserves the right to recognize and reward special contributions Executive may make to the Company. The Company may, from time to time and at any time, pay, or cause to be paid, to Executive such bonus compensation, if any, as the Board may, in its sole and absolute discretion, determine to be appropriate.

(E)
Benefits.  During the term of Executive’s employment with the Company, and subject to Executive’s fulfillment of any applicable eligibility requirements in the various employee benefit plans, Executive may participate in such employee benefits as the Company makes available generally to other employees of the Company; provided, however, that if Executive elects to participate in the Company’s health and/or dental plan, the Company shall not make any additional contribution to the cost of those plans on behalf of Executive unless the stipend set forth in paragraph (b) of this Section 3 above shall have been eliminated or accordingly reduced.. In addition, the Executive will be eligible to earn up to twenty (20) days of paid time off during each full calendar year that he is employed by the Company. Such time off (A) will be prorated for any calendar year in which the Executive, for any reason, is not employed by the Company for a full calendar year, and (B) shall be used and taken in accordance with Company policy. Nothing contained in this Agreement shall vary, amend or affect the rights of any of the Companies to alter, amend or terminate any employee benefits or benefit plans heretofore, presently or hereafter in effect.

4.	Business Expenses and Moving Expenses.
(A)
Business Expenses. Subject to Executive’s reporting and substantiation of authorized expenses in accordance with Company policy and applicable tax laws, during the term of Executive’s employment with the Company, the Company will reimburse Executive, or cause Executive to be reimbursed, for the ordinary and necessary business expenses authorized by the Company’s board of directors that Executive reasonably incurs in furtherance of the business activities of the Companies.

(B)
Moving Expenses. The Company will reimburse the Executive for the actual, reasonable moving expenses, up to Five Thousand and No/10 Dollars ($5,000), for him, his immediate family, and their personal possessions, subject to Executive providing the Company with (1) at least two (2) written estimates from licensed moving companies (which shall be subject to the review and prior approval of the Company), and (2) copies of receipts for all such expenses. Executive will be responsible for any taxes associated with such reimbursement. If, within twelve (12) months of the Start Date, Executive resigns from the Company without “Good Reason” (defined below) or his employment is terminated for “Cause” (defined below), the Executive will, upon such resignation or termination, repay the Company for any and all such moving costs the Company has paid or reimbursed him, multiplied by a fraction, the numerator of which is twelve (12) minus the number of full months he has been in the employ of the Company, and the denominator of  which is twelve (12).

5.	Term; Termination.
(A)
At-Will Relationship. Executive’s employment with the Company will commence on the Start Date. The Executive’s employment with the Company is at-will. This means that either the Executive or the Company may terminate his employment with the Company at any time without notice or cause. This Agreement confirms that no promises regarding the length of Executive’s employment with the Company have been made to him. Executive and the Company agree that any assurances, whether relating to the length of his employment or the terms and conditions of his employment, and whether written or oral, shall not change his employment-at-will relationship with the Company unless specifically agreed to in a written agreement between him and the Company that has been signed by the Chairman of the Board of the Company (the “Chairman”) and duly authorized in advance by a specific resolution of the Board. Nothing contained in this Agreement or any handbook, manual, other publication, communication, practice or policy of the Company shall be interpreted to the contrary.

(B)
Severance Pay. In the event that the Company terminates the Executive’s employment without “Cause” (defined below), then the Company will, subject as provided below, pay the Executive, a severance payment (the “Severance Payment”) equal to twelve (12) months of the Executive’s Base Salary payable over twelve (12) months commencing on the Company’s first payday after the “Effective Date” (defined below). In addition, if Executive makes the election under COBRA to continue Executive’s health insurance coverage, the Company will agree, subject to COBRA and the Company’s group health plan, to pay for the cost of the employer portion of Executive’s health insurance until the earlier of (a) Executive becoming eligible for health insurance with another employer, or (b) six (6) months after the last day of Executive’s employment with the Company.

(C)
Conditions. Notwithstanding anything to the contrary contained in this Agreement, the payments under this Section shall be and constitute full compensation to Executive for all amounts otherwise owed Executive by the Company under this Agreement or under applicable law. The Company will make the payments, if any, to the Executive on its regularly scheduled paydays. As a condition precedent to the Executive being entitled to and being paid payments under this Section 6, the Executive must execute and deliver to the board of directors, within twenty-one (21) days (or such longer time period as the Company may grant in its sole and absolute discretion) of receiving it, and must not revoke, a general release and cooperation agreement (the “Release Agreement”) substantially in form and substance attached hereto as Exhibit “A.” If the Executive fails or chooses not to execute and deliver such Release Agreement, the Executive shall not be entitled to or paid any of the benefits or payments set forth in Section 6.B. As used in this Agreement, the term “Effective Date” means the eighth (8th) day following the Executive’s delivery and non-revocation of the Release Agreement.

6.	Definitions.
(A)
Complete Disability. As used in this Agreement, the term “Complete Disability” shall mean the Executive’s inability, due to illness, accident, injury, physical or mental incapacity, or other disability, to perform the essential functions of the Executive’s duties under this Agreement, with or without a reasonable accommodation and without posing a direct threat to the health or safety of either the Executive or others, for a period of ninety-five (95) consecutive days, or for shorter periods aggregating one hundred twenty (120) days in any twelve (12) month period. In the event of the Executive’s Complete Disability, the Company may, upon written notice to the Executive as provided in Section 16.C. of this Agreement, terminate the Executive’s employment.

(B)	Cause. As used in this Agreement, the term “Cause” shall mean any of the following:
(i)
the Executive’s intentional falsification (actual or attempted) of records or results of any of the Companies; the Executive’s theft or embezzlement, or attempted theft or embezzlement, of money or material property of any of the Companies; the Executive’s perpetration or attempted perpetration of fraud, or the Executive’s participation in a fraud or attempted fraud, on any of the Companies; Executive’s violation of the laws and regulations prohibiting insider trading, including but not limited to disclosing material non-public information concerning the Company to any third party who is not an officer or director of the Company; or the Executive’s misappropriation, or attempted misappropriation, of any material tangible or intangible assets or property of any of the Companies;

(ii)
 any act or omission by the Executive that constitutes a breach of the duty of loyalty to any of the Companies, including but not limited to any undisclosed conflict of interest or violation of Section 2 hereof or of any written conflict of interest policy of the Company in effect at the time the conduct occurs;

(iii)
the Executive’s conviction of or plea of no contest to a felony, the Executive’s commission of an act of moral turpitude that would be reasonably expected to, or that does, damage the reputation of any of the Companies or materially undermines the Executive’s ability to lead the Company as its chief executive officer, or the Executive’s sexual or other prohibited harassment of, or prohibited discrimination against, any employee of any of the Companies;

(iv)	the Executive’s illegal use of controlled substances, or the Executive’s abuse of alcohol that adversely affects the Executive’s performance for any of the Companies;
(v)	the Executive’s refusal or failure to carry out a lawful directive of the Board that has been communicated to Executive; or
(vi)	a material breach by the Executive of any of the provisions of this Agreement.

Notwithstanding the foregoing, no event described above in (D), (E), or (F) will give rise to “Cause” unless it is communicated by the Company to Executive in writing and unless it is not corrected by the Executive, if it is capable of correction, in a manner that is reasonably satisfactory to the Company within ten (10) days of Executive’s receipt of such written notice. Nothing in this Agreement shall preclude the Board from placing the Executive on a paid suspension or paid leave of absence pending its investigation of conduct of the Executive that might constitute “Cause” under this Agreement.

7. Use. By signing this Agreement, Executive grants the Companies and their agents the right and license, without further compensation to Executive, to use, publish, display and distribute, as often as desired in connection with the businesses of any of the Companies, Executive’s name, biographical information, likeness and any photographs or videos that are taken of Executive during Executive’s employment by the Company or any photographs that Executive supplies to the Company. Executive may inspect and approve such uses of Executive’s name, biography, likeness and photographs and videos, which inspection and approval shall not be unreasonably withheld, delayed, or conditioned.

8. Confidential Information. Executive acknowledges and agrees that:

(A) during the course of Executive’s employment with the Company, Executive will learn about, will develop and help to develop, and will be entrusted in strict confidence with confidential and proprietary information and trade secrets that are owned by the Companies and that are not available to the general public or the Companies’ competitors, including (1) their business operations, finances, balance sheets, financial projections, tax information, accounting systems, value of properties, internal governance, structures, plans (including strategic plans and marketing plans), shareholders, directors, officers, employees, contracts, client characteristics, idiosyncrasies, identities, needs, and credit histories, referral sources, suppliers, development, acquisition, and sale opportunities, employment, personnel, and compensation records and programs, confidential planning and/or policy matters, and/or other matters and materials belonging to or relating to the internal affairs and/or businesses of the Companies, and each of them, (2) information that the Companies are required to keep confidential in accordance with confidentiality obligations to third parties, (3) communications between any of the Companies, their officers, directors, shareholders, members, partners, or employees, on the one hand, and any attorney retained by any of the Companies for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of any of the Companies, on the other hand, and (4) other matters and materials belonging to or relating to the internal affairs and/or businesses of the Companies, including information recorded on any medium that gives them an opportunity to obtain an advantage over their competitors who do not know or use the same or by which the Companies derive actual or potential value from such matter or material not generally being known to other persons or entities who might obtain economic value from their use or disclosure (all of the foregoing being hereinafter collectively referred to as the “Confidential Information”);

(B) the Companies have developed or purchased or will develop or purchase the Confidential Information at substantial expense in a market in which the Companies face intense competitive pressure, and the Companies have kept and will keep secret the Confidential Information;

(C) the Companies will suffer immediate and irreparable harm, loss and damage not adequately compensable by monetary damages if Executive violates any of the provisions of Sections 8, 9, or 10 of this Agreement;

(D) all of the covenants contained in Sections 8, 9, and 10 of this Agreement constitute restrictive covenants which are necessary for the protection of the Companies and their businesses and which are reasonable to Executive, the Companies, and the public. Executive will be in a position to earn a sufficient livelihood without violating any of the provisions of Sections 8, 9, and 10 of this Agreement; and

(E) nothing in this Agreement shall be deemed or construed to limit or take away any rights or remedies the Company may have, at any time, under statute, common law or in equity or as to any of the Confidential Information that constitutes a trade secret under applicable law.

9. Confidentiality Covenants. To the extent that Executive developed or had access to Confidential Information before entering into this Agreement, Executive represents and warrants that he has not used for his own benefit or for the benefit of any other person or entity other than the Companies, and Executive has not disclosed, directly or indirectly, to any other person or entity, any of the Confidential Information. Unless and until the Confidential Information becomes publicly known through legitimate means or means not involving any act or omission by Executive:

(A)	The Confidential Information is, and at all times shall remain, the sole and exclusive property of the Companies;
(B)
 except as otherwise permitted by this Agreement, Executive shall use commercially reasonable efforts to guard and protect the Confidential Information from unauthorized disclosure to any other person or entity;

(C)
Executive shall not use for Executive’s own benefit, or for the benefit of any other person or entity other than the Companies, and shall not disclose, directly or indirectly, to any other person or entity, any of the Confidential Information; and

(D)	Except in the ordinary course of the Companies’ businesses, Executive shall not seek or accept any of the Confidential Information from any former, present, or future employee of any of the Companies.
10. Return of Company Property.  Upon the termination of Executive’s employment with the Company for any reason:

(A)
Executive shall not remove from the property of any of the Companies, and shall immediately return to the Companies, all documentary or tangible Confidential Information in Executive’s possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type, on any medium, of any of the Confidential Information; and

(B)
Executive shall immediately return to the Companies any and all other property belonging to or relating to the Companies which has been in Executive’s possession, custody or control, including any and all office keys, file keys, identification cards, security cards, credit cards, computer software and/or hardware, equipment, CD’s, DVD’s, USB devices, Company-business contact lists, client lists, vendor lists, mailing lists, personnel files, business records, correspondence, memoranda, and financial documents, and any material and other property which Executive prepared, or helped to prepare, or to which Executive had access, and any and all copies or recordings of and extracts from any such materials and other property.

11. Non-Competition and Non-Solicitation. Executive agrees that, without the prior express written consent of the Chairman (which consent may be granted or withheld in the Chairman’s sole and absolute discretion), Executive shall not, directly or indirectly, prior to the expiration of one (1) year after Executive ceases to be employed by the Company (or any of the Affiliated Entities) for any reason, on his own account, or as an employee, consultant, adviser, partner, member, co-venturer, owner, manager, officer, director, or stockholder, of any other person or other entity:

(A)	conduct, engage in, have any interest in, or aid or assist anyone else to conduct, engage in, or have an interest in, the Business within a seventy-five (75) mile radius of the Company’s Headquarters;
(B)
with regard to the Business, call on, solicit, or, accept business, employment, or engagement from, or provide services to, any of the clients of the Companies who Executive learned or developed Confidential Information regarding, or provided services to on behalf of any of the Companies, at any time during the twelve (12) month period prior to the termination of Executive’s employment with the Company for any reason, unless the Executive can demonstrate that Executive had a previous business relationship in the Business with such client prior to and independent of Executive’s employment with the Company; and

(C)
(i) solicit for employment or engagement any Current Employee (as defined below) of any of the Companies, (ii) hire, employ, or engage any Current Employee of any of the Companies, or (iii) induce or influence, or seek to induce or influence, any Current Employee of any of the Companies to terminate his, her, or its employment or engagement with any of the Companies for any reason; provided that nothing in this Section 10 will prevent Executive from owning in the aggregate not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no participation in the management of such corporation. As used in this Agreement, a “Current Employee” is a person who, at the time of the solicitation, employment, engagement, inducement or influence, is employed by the Company, a person who was employed by the Company any time during the six (6) months prior to the time in question, or, at the time in question, is employed by a third party and assigned to work more than twenty (20) hours per week for the Company.

12.  Intellectual Property Rights.

(A)
As used in this Agreement, the term “Inventions” means all procedures, systems, formulas, recipes, algorithms, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, discovered, conceived, reduced to practice, developed, made, or produced, or any improvements to them, and shall not be limited to the meaning of “invention” under the United States patent laws. Executive agrees to disclose promptly to the Company any and all Inventions, whether or not patentable and whether or not reduced to practice, conceived, developed, or learned by Executive during the Executive’s employment with the Company or during a period of one hundred eighty (180) days after the effective date of termination of Executive’s employment with the Company for any reason, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research, investigations, products, or services of the Companies, or which result, to any extent, from use of the premises or property of any of the Companies (each a “Company Invention”). Executive acknowledges and agrees that the Company is the sole owner of any and all property rights in all such Company Inventions, including the right to use, sell, assign, license, or otherwise transfer or exploit the Company Inventions, and the right to make such changes in them and the uses thereof as the Company may from time to time determine. Executive agrees to disclose in writing and to assign, and Executive hereby assigns, to the Company, without further consideration, Executive’s entire right, title, and interest (throughout the United States and in all foreign countries) free and clear of all liens and encumbrances, in and to all such Company Inventions, which shall be the sole property of the Company, whether or not patentable. This Section 12 does not apply to any Inventions: (1) for which no equipment, supplies, facility, or Confidential Information of the Companies were used; (2) that were developed entirely on Executive’s own time; and (3) that do not relate at the time of conception or reduction to practice to the current businesses of the Companies or their actual or demonstrably anticipated research or development, or which do not result from any work performed by Executive for the Companies.

(B)
 Executive acknowledges and agrees that all materials of the Companies, including slides, PowerPoint or Keynote presentations, books, pamphlets, handouts, audience participation materials and other data and information pertaining to the business and clients of the Companies, either obtained or developed by Executive on behalf of any of the Companies or furnished by any of the Companies to Executive, or to which Executive may have access, shall remain the sole property of the Companies and shall not be used by Executive other than for the purpose of performing under this Agreement, unless the Chairman provides his prior written consent to the contrary.

(C)
Unless the Chairman otherwise agrees in writing, Executive acknowledges and agrees that all writings and other works which are copyrightable or may be copyrighted (including computer programs) which are related to the present or planned businesses of the Companies and which are or were prepared by Executive during the Executive’s employment with any of the Companies are, to the maximum extent permitted by law, deemed to be works for hire, with the copyright automatically vesting in the Company. To the extent that such writings and works are not works for hire, Executive hereby disclaims and waives any and all common law, statutory, and “moral” rights in such writings and works, and agrees to assign, and hereby does assign, to the Company all of Executive’s right, title and interest, including copyright, in such writings and works.

(D)
Nothing contained in this Agreement grants, or shall be deemed or construed to grant, Executive any right, title, or interest in any trade names, service marks, or trademarks owned by any of the Companies (all such trade names, service marks, and trademarks being hereinafter collectively referred to as the “Marks”). Executive may use the Marks solely for the purpose of performing his duties under this Agreement. Executive agrees that he shall not use or permit the use of any of the Marks in any other manner whatsoever without the prior written consent of the Chairman.

(E)
Executive further agrees to reasonably cooperate with the Company hereafter in obtaining and enforcing patents, copyrights, trademarks, service marks, and other protections of the Company’s rights in and to all Company Inventions, writings and other works. Without limiting the generality of the foregoing, Executive shall, at any time during and after his employment with the Company, at the Company’s reasonable request, execute specific assignments in favor of the Company, or its nominee, of Executive’s interest in any of the Company Inventions, writings or other works covered by this Agreement, as well as execute all papers, render all reasonable assistance, and perform all lawful acts which the Company reasonably considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patents, trademarks, service marks, copyrights and other protections, and any applications for any of the foregoing, of the United States or any foreign country for any Company Inventions, writings or other works, and for the transfer of any interest Executive may have therein. Executive shall execute any and all papers and documents required to vest title in the Company or its nominees in any Company Inventions, writings, other works, patents, trademarks, service marks, copyrights, applications and interests to which the Company is entitled under this Agreement.

13.  Remedies. Without limiting any of the other rights or remedies available to the Companies at law or in equity, Executive agrees that any actual or threatened violation of any of the provisions of Sections 8, 9, 10, 11 or 12 may be immediately restrained or enjoined by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary, or final injunctions may be issued in any court of competent jurisdiction without notice and without bond. As used in this Agreement, the term “any court of competent jurisdiction” shall include the state and federal courts sitting, or with jurisdiction over actions arising, in Sarasota County, in the State of Florida the jurisdiction, venue, and convenient forum of which are hereby expressly CONSENTED TO by Executive and the Company, all objections thereto being expressly WAIVED by Executive and the Company. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 2, 7 through 14, and 16 of this Agreement shall survive the termination of the term of Executive’s employment with the Company for any reason.

14. Independent Covenants. The restrictive covenants and provisions contained in Sections 8, 9, 10, 11 and 12 above shall be construed as agreements which are independent of any other provision of this Agreement or any other understanding or agreement between the parties, and the existence of any claim or cause of action of Executive against any of the Companies, of whatsoever nature, shall not constitute a defense to the enforcement by the Company or its Affiliated Entities of the covenants contained in this Agreement. Executive agrees to indemnify and hold the Companies harmless from and against any and all claims, demands, actions, losses, liabilities, costs, damages and expenses (including reasonable attorneys’ fees and court costs) which any of the Companies suffer, sustain, or incur as a result of, in connection with or arising out of Executive’s material breach of any of the provisions of this Agreement, or the efforts of any of the Companies to enforce the terms of this Agreement, including the restrictive covenants contained in this Agreement.

15. Maximum Enforcement. It is the desire of the parties that the provisions of Sections 8 through 14 of this Agreement be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, without in any way limiting the general applicability of Sections 16(G) and 16(I) of this Agreement, if any particular portion of Sections 9, 10, 11, 12, 13, or 14 of this Agreement shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalid under such laws or public policies, such Section or Sections shall be deemed amended to delete therefrom such portion so adjudicated, such deletion to apply only with respect to the operation of such Sections or Sections in the particular jurisdiction so adjudicating on the parties and under the circumstances as to which so adjudicated and only to the minimum extent so required, and the parties shall be deemed to have substituted for such portion deleted words which give the maximum scope permitted under applicable law to such Section or Sections. In the event of litigation between Executive and any of the Companies, Executive undertakes to and shall, upon request of any of the Companies, stipulate in such litigation to any and all of the representations, warranties, and acknowledgments that Executive has made in this Agreement.

16. Key Person Insurance.  Company and Executive agree that the Company may obtain, for its own benefit and at its sole cost and expense, life, accident, health, or other “key person” insurance on or concerning the life of Executive and in which Executive will not have an interest. Executive agrees to assist the Company in procuring any such “key person” insurance by submitting to reasonable and customary medical and other examinations, by completing and signing such applications and other instruments as may be required by insurance companies to which application is made for such insurance, and by otherwise cooperating with the Company to permit the Company to obtain such insurance. Executive makes no representation or warranty as to Executive’s insurability.

17. Miscellaneous.

(A)
Each party agrees to cooperate with the other and to execute and deliver all such additional documents and instruments, and to take all such other action, as the other party may reasonably request from time to time to effectuate the provisions and purposes of this Agreement.

(B)
Whenever the term “include,” “including,” or “included” is used in this Agreement, it shall mean including without limiting the foregoing. The recitals to this Agreement are, and shall be construed to be, an integral part of this Agreement. Any and all exhibits attached to this Agreement are incorporated by reference and constitute a part of this Agreement as if set forth in this Agreement in their entirety.

(C)
Except as otherwise provided in this Agreement, all notices, requests, consents, and other communications required or permitted under this Agreement shall be in writing and signed by the party giving notice, and shall be deemed to have been given when hand-delivered by personal delivery, or by Federal Express or similar courier service, or three (3) business days after being deposited in the United States mail, registered or certified mail, with postage prepaid, return receipt requested, addressed as follows:

If to the Company:
Sunovia Energy Technologies, Inc.
106 Cattlemen Rd.
Sarasota, Florida 34232
Attention: General Counsel

If to the Executive:
19431 Playa Bonita Court
Fort Myers, Florida 33967

or to such other address as either party may designate for himself or itself by notice given to the other party from time to time in accordance with the provisions of this Agreement.

(D)
This Agreement is personal to the Executive, and the Executive may not assign it or his rights under it. The Company may assign this Agreement, including Executive’s confidentiality and other obligations under Sections 8, 9, 10, 11 and 12 of this Agreement, along with the Company’s rights and remedies contained in Sections 11 through 14 of this Agreement, to any entity controlling, controlled by, or under common control with the Company, or to any entity succeeding to the portion of the business that includes employee’s primary job functions, substantially all of the business of the Company, or substantially all of the assets of the Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal and legal representatives, successors and assigns.

(E)
No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. The waiver of any breach or condition of this Agreement by either party shall not constitute a precedent in the future enforcement of any of the terms and conditions of this Agreement.

(F)
The headings of Sections and Subsections contained in this Agreement are merely for convenience of reference and shall not affect the interpretation of any of the provisions of this Agreement. This Agreement is deemed to have been drafted jointly by the parties, and any uncertainty or ambiguity shall not be construed for or against either party as an attribution of drafting to either party. Whenever the context so requires, the singular shall include the plural and vice versa. All words and phrases shall be construed as masculine, feminine or neuter gender, according to the context.

(G)
Whenever possible, each provision of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provision of this Agreement or the application of such provision to other parties or circumstances.

(H)
All discussions, correspondence, understandings, and agreements heretofore had or made between the parties relating to its subject matter are superseded by and merged into this Agreement, which alone fully and completely expresses the agreement between the parties relating to its subject matter, and the same is entered into with no party relying upon any statement or representation made by or on behalf of any party not embodied in this Agreement, provided, however, that, any previous requirements that Executive not disclose or use information of or concerning any of the Companies that is confidential shall remain in full force and effect. Any modification of this Agreement may be made only by a written agreement signed by both of the parties to this Agreement.

(I)
The parties acknowledge and agree that the Company is headquartered in Florida. The parties further acknowledge and agree that, to promote uniformity in the interpretation of this and similar agreements, the validity, construction, and enforceability of this Agreement shall be governed in all respects by the internal laws of Florida applicable to agreements made and to be performed entirely within Florida, without regard to the conflicts of laws principles of Florida or any other state.

(J)
Executive agrees that during and following his employment with the Company he shall promptly advise the Chairman if he is served with a subpoena or other legal process asking for a deposition, testimony, or other statement, or other potential evidence, including documents or things, to be used in connection with any proceeding to which any of the Companies is a party.

(K)
Executive acknowledges and agrees that he may be asked to submit to drug and/or alcohol testing as a condition of employment or continued employment, and Executive consents to such testing as determined by the Companies to be appropriate. Executive acknowledges and agrees that the Companies have the right to make and enforce any rules and regulations not contrary to this Agreement which will govern Executive’s employment. Pursuant to applicable law, the Executive agrees to provide the Company with documentary evidence, acceptable to the U.S Immigration and Naturalization Service, of Executive’s identity and eligibility for employment in the United States. Executive recognizes and agrees that, as a condition of Executive’s employment with the Company, Executive must be eligible to work for the Company in the United States and provide the Company with such documentary evidence. The Executive’s employment is contingent upon and subject to a credit and a criminal background check, educational and employment reference checks, and a leadership profile evaluation, the results of all of which must be satisfactory to the Company before the Executive may become employed with the Company.

(L)
All payments to Executive under this Agreement shall be subject to such deductions for applicable withholding taxes, social security, employee benefits, and the like as required or permitted by applicable law. Executive recognizes and agrees that he may be paid under this Agreement and also employed by a payroll entity affiliated with the Company.

(M)
This Agreement may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced, and all of which, when taken together, shall constitute but one and the same instrument. For purposes of finalizing this Agreement, the signature of any party on this Agreement, or any amendment hereto, transmitted electronically may be relied upon as if such document were an original document.

(N)
The parties represent and warrant to each other that they have read this Agreement in its entirety, that they understand the terms of this Agreement and understand that the terms of this Agreement are enforceable, that they have had ample opportunity to negotiate with each other with regard to all of its terms, that they have entered into this Agreement freely and voluntarily, that they intend to and shall be legally bound by this Agreement, and that they have full power, right, authority, and competence to enter into and execute this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first above written.

COMPANY
SUNOVIA ENERGY TECHNOLOGIES, INC.

By:	/s/ Jacqueline O’Sullivan
ITS:	Jacqueline O’Sullivan, CFO
EXECUTIVE

/s/Mel Interiano
Mel Interiano